As filed with the Securities and Exchange Commission on September 11, 2026

Registration No. 333-294124

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-294124

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AtaiBeckley Inc.
(Exact name of registrant as specified in its charter)

Delaware	41-3357923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Eli Lilly and Company Global Headquarters
Lilly Corporate Center
Indianapolis, Indiana 46285
(317) 276-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan R. Haug
President
AtaiBeckley Inc.
Eli Lilly and Company Global Headquarters
Lilly Corporate Center
Indianapolis, Indiana 46285
(317) 276-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Emily Oldshue
Nicholas Roper
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
(617) 951-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed by AtaiBeckley Inc. (the “Registrant”) to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the following Registration Statement on Form S-3 (the “Registration Statement”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-294124, filed with the SEC on March 9, 2026, registering (i) an indeterminate amount of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), preferred stock, par value $0.01 per share, debt securities, warrants and/or units, (ii) the offering and resale by certain selling securityholders from time to time of up to 74,285,810 shares of Common Stock, and (iii) the offering and sale of up to $200,000,000 of Common Stock that may be sold and issued under a sales agreement by and between the Registrant and Jefferies LLC, as sales agent.

On September 11, 2026, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2026, by and among the Registrant, Eli Lilly and Company, an Indiana corporation (“Parent”), and Albali Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 16, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on September 11, 2026.

ATAIBECKLEY INC.

By:	/s/ Jonathan R. Haug
Name: Jonathan R. Haug
Title: President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.